(JACK EVANS LETTERHEAD)

        May 29, 1997

        The Board of Directors
        HyperDynamics Corporation
           (formerly RAM-Z Enterprises, Inc.)

        I consent to the incorporation by reference in the registration statement on Form S-8 of HyperDynamics Corporation (formerly RAM-Z Enterprises, Inc.), of my report dated September 23, 1996, relating to the consolidated balance sheet of HyperDynamics Corporation (formerly RAM-Z Enterprises, Inc.) as of June 30, 1996 and the related statements of income, changes in stockholders' equity and cash flows for the period then ended, which report appears in the report on Form 8-K of HyperDynamics Corporation (formerly RAM-Z Enterprises, Inc.) dated August 26, 1996 as amended.


        /s/   JACK EVANS